EXHIBIT 10.20
STEPSTONE GROUP LP
EVERGREEN FUND INCENTIVE PLAN

AWARD NOTICE

Unless otherwise defined herein, the terms defined in the StepStone Group LP Evergreen Fund Incentive Plan (the “Plan”) shall have the same meanings in this Award Notice (the “Notice”).
Name:
StepStone Group LP (the “Company”), has granted you a Share Unit award (the “Award”) under the Plan covering the number of Share Units set forth below subject to the terms and conditions of the Plan, this Notice and the Award Agreement attached to this Notice (the “Agreement”). For purposes of this Agreement, “Share” shall mean a share of [StepStone Private Markets – Class I Shares].
Date of Grant:
Total Number of Share Units:
Vesting Schedule:

•	[ ] of the Share Units will vest on [DATE];

•	[ ] of the Share Units will vest on [DATE];

•	[ ] of the Share Units will vest on [DATE]; and

•	[ ] of the Share Units will vest on [DATE];
subject in each case to your Service through each such date (each such date being a “Vesting Date”). If you cease Service for any or no reason before a Vesting Date, the then unvested Share Units will immediately terminate; provided, however, that if your termination of Service is due to:
(i)Your death or Disability all of the Share Units shall vest in full upon such termination of Service
(ii)Your Retirement, the Share Units shall, for purposes of determining the settlement date, continue to vest on each Vesting Date as set forth above notwithstanding that you are no longer providing Service on each Vesting Date; or
(iii)Termination by the Employer without Cause or resignation by you due to Good Reason, in either case, upon or within the thirteen (13) month period following a Change in Control, then all of the Share Units shall vest in full upon such termination of Service.
If your service is terminated by the Employer for Cause (as defined in the Plan), all then unsettled portions of this Award (whether vested or unvested) shall expire and be immediately cancelled for no consideration on your date of termination of Service.

You understand that unless otherwise provided in an employment agreement, your employment or consulting relationship or service with the Employer or any Affiliate is for an unspecified duration, can be terminated at any time, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. You acknowledge that the vesting of the Award pursuant to this Notice is earned only by your continuing Service with the Employer or any Affiliate. You also understand that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. You have read both the Agreement and the Plan.
PARTICIPANT:    STEPSTONE GROUP LP
By: StepStone Group Holdings LLC, its general partner
Signature:        By:_____________________________
Print Name:        Its: _____________________________
Date:         Date: ___________________________

STEPSTONE GROUP LP
EVERGREEN FUND INCENTIVE PLAN
AWARD AGREEMENT
This Award Agreement (this “Agreement”) is between StepStone Group LP (the “Company”), and the individual listed in the Award Notice (the “Notice”) to which this Agreement is attached (“Participant”). Unless otherwise defined in this Agreement, any capitalized terms used herein shall have the meaning ascribed to them in the StepStone Group LP Evergreen Fund Incentive Plan (the “Plan”).
1.Grant of Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to Participant on the Date of Grant set forth in the Notice (the “Date of Grant”) an Award covering the number of Share Units set forth in the Notice. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
2.Settlement of Awards. Subject to the applicable provisions of the Plan and this Agreement, this Award shall be settled, in whole or in part, in accordance with the vesting schedule set forth in the Notice. The Participant shall receive, subject to applicable withholding, (i) Shares or (ii) an amount payable in cash equal to the Fair Market Value of a Share determined on the date the Award, or portion thereof, vests (except in the case of termination of Service as a result of Retirement, in which case, the Fair Market Value on the date of the relevant Vesting Date shall be used) or (iii) a combination of (i) and (ii), in each case as determined by the Plan Administrator (or with respect to Awards granted to Section 16 Officers, the Compensation Committee) in its discretion, multiplied by the number of Share Units with respect to which the Award is being settled within sixty (60) days following the date it vests or is otherwise to be settled with respect to Retirement.
3.Nondisclosure of Terms.  Participant agrees not to disclose the existence and terms of this Agreement to any person except his or her spouse and: (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) in formal proceedings to enforce the terms of this Agreement; or (d) as required by law or court order. In the event, Participant violates the conditions of this Section 3, the Award granted under this Agreement may be cancelled by the Company for no consideration.
4.Non-Transferability of Award. This Award may not be transferred in any manner other than by will or by the laws of descent or distribution or court order. No Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Award shall be void and unenforceable against the Employer or any Affiliates.
5.Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Employer and Participant and their respective heirs, successors, executors, administrators, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Company and Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
6.Rights as a Unitholder. Participant shall not be, nor have any of the rights or privileges of, a shareholder of a Share in respect of any Share Units unless and until Shares settled for such Share Units shall have been issued to Participant. Notwithstanding the foregoing, from and after the date of the Date of Grant and until the earlier of (a) the time when the Awards become nonforfeitable and payable in accordance with the terms hereof or (b) the time when Participant’s right to receive Shares upon vesting of Share Units is forfeited, on the date that the dividends are paid (if any) to holders of the Shares generally, Participant shall be credited with a dollar amount equal to (i) the per Share cash dividend paid by the Share issuer on its Shares on such date, multiplied by (ii) the total number of Share Units subject to the Award that are outstanding immediately prior to the record date for that dividend (the “Distribution Equivalent Right”). Such Distribution Equivalent Rights (if any) shall be subject to the same terms and conditions, including vesting and the obligation to satisfy any withholding tax obligations, in the same manner and at the same time as the Share Units to which the Distribution Equivalent Rights relate; provided, however, that the amount of any vested Distribution Equivalent Rights shall be paid in cash and, provided further, that Participant shall be entitled to apply such Distribution Equivalent Rights to any withholding tax obligations.
7.Responsibility for Taxes.
(a)Regardless of any action the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (or former employer, as applicable):
(i)make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the underlying Share Units, including, but not limited to, the grant or vesting of the Award and the subsequent sale of Shares acquired under the Plan;

(ii)do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result; and

(iii)may be required to withhold or account for Tax-Related Items in more than one jurisdiction if Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable.

(b)In connection with any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
(i)requiring Participant to make a payment in a form acceptable to the Company;

(ii)withholding from Participant’s wages or other cash compensation payable to Participant;

(iii)withholding from proceeds of the sale of Shares acquired upon settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);

(iv)withholding Shares otherwise issuable to the Participant in connection with the Award; or

(v)any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Plan Administrator.

(c)If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(d)If Participant is a Section 16 Officer, then the Company will withhold Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods under Section 7(b)(i) and (ii) above.

(e)The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in my jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, Participant may need to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

(f)The Company may refuse to issue or deliver cash, Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

8.Acknowledgement. The Company and Participant agree that the Award is granted under and governed by the Notice, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan, the Agreement and the Notice, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Award subject to all of the terms and conditions set forth herein and those set forth in the Plan, the Agreement and the Notice.
9.Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery (including, in the case of communications or notices delivered to the Participant, at the Participant’s principal place of employment), upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to, in the case of notices to Participant, the last address on file with the Employer, and for notices to the Company, to the following address (or to such other address as such party may designate in writing from time to time to the other party):
        StepStone Group LP
        c/o Legal Department
        4225 Executive Square, Suite 1600
        La Jolla, CA 92037

10.Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the Award are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
11.Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
12.Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Furthermore, each of the parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts for the purpose of any suit, action or other proceeding arising out of this Agreement. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail or its foreign equivalent to such party’s respective address shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 12. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suite or proceeding arising out of this Agreement in Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
13.No Rights as Employee. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Employer or an Affiliate to terminate Participant’s Service, for any reason, with or without Cause.
14.Incapacity. If, in the judgment of the Plan Administrator (or with respect to Awards granted to Section 16 Officers, the Compensation Committee), any person entitled to a payment under the Plan is legally, physically, or mentally incapable of personally receiving and executing a receipt for any such payment, or if such person is a minor under state or other applicable law, the distribution or payment may be made to a guardian, custodian, or other legal representative of such person or such person’s property (or if none is known to the Company, to any other person or institution who has custody of the person or his or her property) and that payment shall constitute a full discharge of any obligation with respect to the amount paid.
15.Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Plan Administrator (or with respect to Awards granted to Section 16 Officers, the Compensation Committee), and such determination shall be final, conclusive and binding upon all parties in interest.

16.Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Plan is operated and the Award is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer)
(c)no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Agreement;
(d)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an Award or other compensation awards or benefits in lieu of Awards, even if Awards have been granted in the past;
(e)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Plan Administrator (or with respect to Awards granted to Section 16 Officers, the Compensation Committee);
(f)Participant is voluntarily participating in the Plan;
(g)the Award and the Share Units subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation
(h)the Award and the Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)unless otherwise agreed with the Company in writing, the Award and the Share Units subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;
(j)the future value of the Share Units underlying the Award is unknown, indeterminable and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s employment by the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law; and
(l) neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Share Units or of any amounts due to Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

17.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
18.Data Privacy Information and Consent. The Company is located at 4225 Executive Square, Suite 1600, La Jolla, California 92037 and grants Awards to employees of the Company and its Affiliates, at its sole discretion. If Participant would like to participate in the Plan, Participant should review the following information about the Company’s data processing practices and declare Participant’s consent.
(a)Data Collection and Usage. The Company collects, processes and uses personal data of Participant, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards canceled, vested, or outstanding in Participant’s favor, which the Company receives from Participant or the Employer. If the Company offers Participant an Award grant under the Plan, then the Company will collect Participant’s personal data for purposes of allocating shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of Participant’s personal data will be Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Participant’s personal data to Morgan Stanley Smith Barney LLC an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan, and any successor thereto. In the future, the Company may select a different service provider and share Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for Participant to receive and trade Shares. Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. If Participant is outside the United States, Participant should note that Participant’s country has enacted data privacy laws that are different from the United States. The transfer of Participant’s personal data by the Company is not subject to appropriate safeguards and is based solely on Participant’s consent. Participant understands and acknowledges that this might result in certain risks to the protection of Participant’s personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States.
(d)Data Retention. The Company will use Participant’s personal data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. This period may extend beyond the date of Participant’s termination. When the Company no longer needs Participant’s personal data, the Company will remove it from its systems. The Company may keep data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participant’s participation in the Plan and Participant’s grant of consent is purely voluntary. Participant may deny or withdraw Participant’s consent at any time. If Participant does not consent, or if Participant withdraws Participant’s consent, Participant cannot participate in the Plan. This would not affect Participant’s salary from or employment with the Employer; Participant would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. Participant has a number of rights under data privacy laws in Participant’s country. Depending on where Participant is based, Participant’s rights may include the right to (a) to request access or copies of personal data the Company’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) to lodge complaints with competent authorities in Participant’s country, and/or (g) a list with the names and addresses of any potential recipients of Participant’s personal data. To receive clarification regarding Participant’s rights or to exercise Participant’s rights please contact privacy@stepstonegroup.com.
19.Language. Participant acknowledges that Participant is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Agreement and the Plan. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
20.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
21.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Appendix. Notwithstanding any provisions in this Agreement, the Award grant shall be subject to any additional terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the forgoing.
24.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.
25.Insider Trading/Market Abuse. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country or the country in which Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may impact Participant’s ability to accept, acquire, sell, or otherwise dispose of Share Units, Shares, rights to Shares (e.g., Awards) or rights linked to the value of Shares during such times Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for complying with any restrictions and should speak to personal advisors on this matter.
26.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws Participant is subject to, Participant may have certain foreign asset/account and/or tax reporting requirements that may impact Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country of residence. Participant’s country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant also may be required to repatriate cash received from participating in the Plan to Participant’s country within a certain period of time after receipt. Participant is responsible for knowledge of and compliance with any such regulations and should speak with personal tax, legal and financial advisors regarding same.
27.Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
* * * * *
By Participant’s signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator (or with respect to Awards granted to Section 16 Officers, the Compensation Committee) upon any questions relating to the Plan, the Notice and the Agreement.

Appendix
STEPSTONE GROUP LP
EVERGREEN FUND INCENTIVE PLAN
AWARD AGREEMENT
COUNTRY-SPECIFIC PROVISIONS
Terms and Conditions

This Appendix includes additional terms and conditions that govern the Award granted to Participant under the StepStone Group LP (the “Company”) Evergreen Fund Incentive Plan (the “Plan”) if Participant works and/or resides in one of the countries listed below. These terms and conditions are in addition to, or, if so indicated, in place of the terms and conditions set forth in the Award Agreement (the “Agreement”). Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Award Notice (the “Notice”) and/or the Agreement.

If Participant (i) is a citizen or resident of a country other than the one in which Participant is currently working and/or residing, (ii) is considered a resident of another country for local law purposes, or (iii) transfers employer and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply to Participant under these circumstances.

Notifications

This Appendix also includes information regarding securities laws, exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities laws, exchange controls and other laws in effect in the respective countries as of February 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Award, acquires Shares or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country(ies) may apply to his or her situation.

Finally, if Participant (i) is a citizen or resident of a country other than the one in which Participant is currently working and/or residing, (ii) transfers after the Date of Grant or (iii) is considered a resident of another country for local law purposes, the information contained herein may not apply in the same manner.

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Australia

Notifications

Securities Law Information. The grant of the Award is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Italy

Terms and Conditions

Plan Document Acknowledgement. Participant acknowledges that by accepting the Award, Participant has been given access to the Plan, has reviewed the Plan, the Agreement and Notice in their entirety and fully understands and accepts all provisions of the Plan, the Agreement and the Notice. Further Participant specifically and expressly approves the following sections of the Agreement: (2) Settlement of Awards; (7) Responsibility for Taxes; (10) Entire Agreement; Enforcement of Rights; (12) Governing Law and Venue; (16) Nature of Grant; (18) Data Privacy Information and Consent; (19) Language; (20) Electronic Delivery and Participation; (22) Appendix; and (23) Imposition of Other Requirements.

Notifications

Foreign Asset/Account Reporting. To the extent that Participant holds investments abroad or foreign financial assets that may generate taxable income in Italy (such as Shares acquired under the Plan) during the calendar year, Participant is required to report them on Participant’s annual tax return (UNICO Form, RW Schedule), or on a special form if no tax return is due and pay the foreign financial assets tax. The tax is assessed at the end of the calendar year or on the last day the Shares are held (in such case, or when the Shares are acquired during the course of the year, the tax is levied in proportion to the number of days the Shares are held over the calendar year). No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold.

Singapore

Notifications

Securities Law Information. The grant of the Award under the Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Participant should note that the Award is subject to section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer is made:

(a)more than six months after the Date of Grant;

(b)pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.); or
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(c)pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Director Notification Information. If Participant holds the position of “director”1 of the local Affiliate in Singapore, Participant must give written notice to the Affiliate whenever Participant receives and/or disposes of an interest (e.g., an Award or Shares acquired under the Plan, etc.) in the Affiliate or a related corporation, such as the Company, regardless of whether Participant is resident or employed in Singapore.

Written notice must be given within two (2) business days either after the director becomes aware of the change in respect of the particulars of any of the aforesaid, the date on which the director becomes such a director or the date on which the director becomes a holder of, or acquires an interest in, the Shares, debentures, rights, options, contracts, participatory interests, other securities or securities-based derivatives contracts, whichever last occurs.

There is no prescribed form for such disclosure, although in practice, the company secretary normally would prepare a formatted disclosure form that requests the following information: equity award granted, number of shares acquired, description of consideration, if applicable, and the date of the transaction.

A director shall be deemed to have an interest in securities or securities-based derivatives contracts referred to above if a family member of the director (not being him or herself a director), holds or has an interest in those securities or securities-based derivatives contracts; and any contract entered into by, any assignment or right of subscription made or exercised by, or any grant made to, a family member of a director of a corporation (not being him or herself a director) shall be deemed to have been entered into by, made or exercised by or made to the director. A “family member” means a spouse, or a son, adopted son, step-son, daughter, adopted daughter or step-daughter below the age of 21 years.

United Kingdom

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 7 (Responsibility for Taxes) of the Agreement.

Without limitation to Section 7 of the Agreement, Participant agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is an executive officer or director of StepStone Group, Inc. (as within the meaning of Section 13(k) of the Exchange Act), Participant understands that Participant may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by Participant, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant acknowledges that Participant will be personally responsible for reporting and paying any income tax due on this additional
1 “Director” includes any person, by whatever name described, who occupies the position of director of a Singapore corporation and includes a shadow director on whose instructions the directors of the corporation are accustomed to act.
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benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which may also be recovered from Participant by any of the means referred to in Section 7 of the Agreement.
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